UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 5, 2010

GENERAL MOTORS COMPANY

(Exact Name of Company as Specified in its Charter)

000-53930	DELAWARE	27-0756180
(Commission File Number)	(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

300 Renaissance Center, Detroit, Michigan	48265-3000
(Address of Principal Executive Offices)	(Zip Code)

(313) 556-5000

(Company’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17-CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 5, 2010 General Motors Company (the “Company”), approved the 2009 Long-Term Incentive Plan, as amended October 5, 2010 (“the LTIP”) the 2009 Salary Stock Plan, as amended October 5, 2010 (the “SSP”); and the 2010 Short-Term Incentive Plan (“the STIP”).

The LTIP authorizes awards of restricted stock units (“RSUs”) and options. The Board approved an aggregate fungible pool of shares totaling 25 million for the LTIP, Salary Stock, and the STIP with a maximum grant to any one individual under the plan of 1 million options or 250,000 restricted stock units (“RSUs”). The fungible pool assigns a ratio for counting share usage upon issuance of awards as follows:

•	Stock options and stock appreciation rights (“SARS”) granted under the LTIP will count against the pool on a 1:1 ratio;

•	Full value awards granted under the LTIP, the SSP, and the STIP will count against the fungible pool on a 2.5:1 ratio for awards granted after October 5, 2010

Under the SSP, the Executive Compensation Committee of the Company’s Board of Directors (“the ECC”) may select employees to receive base salary or other compensation as salary stock subject to a payment schedule over a three-year period. Compensation to be paid in salary stock is converted to RSUs at each quarter-end unless a different issue date is approved by the ECC. Salary stock RSUs are settled ratably in one-third increments on each of the first, second, and third anniversaries of the issue date thereof, or other settlement dates as approved by the ECC. Awards are not forfeitable and may be settled in cash, or stock, if settlement occurs after IPO.

Under the STIP, grants of target awards may be made based on the establishment of one or more performance metrics by the ECC. Target awards may become final awards based on the relative achievement of the selected metrics, and any payment of final awards will be made in cash and/or restricted stock units subsequent to the determination of the actual performance achieved during the performance period. The maximum final award payable to any one individual under the STIP is $7.5 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MOTORS COMPANY (Company)

Date: October 8, 2010	By:	/s/ Nick S. Cyprus
Nick S. Cyprus
Vice President, Controller and Chief Accounting Officer